Exhibit 4.03

Cross-Reference Table

for Indenture, dated as of June 16, 2019

by and between Flex Ltd. and U.S. Bank

National Association, as trustee*

Section of Trust Indenture Act of 1939, as amended	Section of Indenture

310(a)	7.10
310(b)	7.08(a)(3)
7.08(d)
311(a)	7.03
311(b)	7.03
312(a)	1.07
312(b)	1.07
312(c)	1.07
313(a)	7.06
313(b)	1.07
313(c)	7.06
313(d)	1.07
314(a)(1) — (3)	3.06
314(a)(4)	3.04
314(b)	Inapplicable
314(c)	1.02
314(d)	Inapplicable
314(e)	1.02
314(f)	Inapplicable
315(a)	7.01
7.02
315(b)	7.05
315(c)	7.01(a)
315(d)	7.01(b)
7.02
315(e)	6.12
316(a)	6.10
6.11
1.01
316(b)	6.05
6.06
316(c)	1.04(c)
317(a)	6.03
317(b)	3.03
318(a)	1.07

*	This Cross-Reference Table does not constitute part of the Indenture and shall not have any bearing on the interpretation of any of its terms or provisions.